EXHIBIT 99.1

Flushing Financial Corporation Reports Second Quarter Core Diluted Earnings Per Common Share of $0.33, an Increase of 50% From First Quarter of 2013 on Continued Improvement in Credit Quality; Loan Portfolio Growth of 2.7%

Second Quarter 2013

  Continued improvement in credit quality:
  Non-performing loans totaled $73.9 million at June 30, 2013, an improvement of $14.1 million, or 16.0%, from March 31, 2013, and are at their lowest level since June 30, 2009.
  Delinquent loans improved to $126.3 million, a decrease of $18.2 million, or 12.6%, from March 31, 2013, and are at their lowest level since June 30, 2009.
  Classified loans improved to $103.5 million, a decrease of $12.0 million, or 10.4%, from March 31, 2013, and are at their lowest level since December 31, 2009.
  Core diluted earnings per common share, a non-GAAP measure, were $0.33, an increase of $0.11, or 50.0%, from the three months ended March 31, 2013, and an increase of $0.02, or 6.5%, from the comparable prior year period.
  GAAP diluted earnings per common share were $0.32, an increase of $0.10, or 45.5%, from the three months ended March 31, 2013, and an increase of $0.04, or 14.3%, from the comparable prior year period.
  The provision for loan losses decreased $2.5 million, or 41.7%, from the three months ended March 31, 2013 and decreased $1.5 million, or 30.0%, from the comparable prior year period.
  The net interest margin decreased five basis points to 3.49% from the three months ended March 31, 2013, excluding the prepayment penalty on borrowings in the first quarter, and decreased 19 basis points from the comparable prior year period.
  Loans, net increased $85.6 million as loan originations were a record $251.7 million, an increase of $130.3 million, or 107.3%, from the three months ended March 31, 2013 and $88.0 million, or 53.7% from the comparable prior year period.
  Loan applications in process remained strong at $342.3 million at June 30, 2013, a decrease of $18.1 million from March 31, 2013 and an increase of $65.0 million from the comparable prior year period.
  Net charge-offs for the three months ended June 30, 2013 were 0.27% of average loans.
  Allowance for loan losses as a percentage of gross loans increased to 0.99% at June 30, 2013.
  Recorded OTTI charges totaled $0.5 million on four private issue CMOs for the three months ended June 30, 2013.
  Repurchased 787,532 common shares at an average cost of $15.63 per share during the three months ended June 30, 2013.

LAKE SUCCESS, N.Y., July 23, 2013 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced its financial results for the three and six months ended June 30, 2013.

John R. Buran, President and Chief Executive Officer, stated: "We are pleased to report that the second quarter of 2013 was a strong quarter, which saw a continued improvement in credit quality. Core diluted earnings per common share, a non-GAAP measure, were $0.33 for the second quarter of 2013, an increase of $0.11, or 50%, from the first quarter. The continued improvement in credit quality allowed us to reduce our provision for loan losses this quarter to $3.5 million, the lowest quarterly provision since the fourth quarter of 2008. The effect of the merger of our two banks during the first quarter of this year has resulted in a reduction in our deposit insurance expense and regulatory assessments.

"We continued to see reductions in delinquent loans, non-performing loans, and classified loans. Non-performing loans decreased by $14.1 million, or 16%, during the second quarter to $73.9 million, and are at their lowest level since the second quarter of 2009. Loans delinquent over 30 days decreased $18.2 million, or 13%, during the second quarter, and are at their lowest level since the second quarter of 2009. Loans delinquent over 90 days decreased $12.0 million, or 14%, during the second quarter, and are at their lowest level since the second quarter of 2009. Classified and criticized loans continued their improving trend that began over a year ago, which resulted in an 11% reduction in these categories in the second quarter of 2013, and a 49% reduction since their peak level at March 31, 2011. The total of classified loans plus other real estate owned as a percentage of regulatory capital plus the allowance for loan losses is now 22.8%.

"During the second quarter, we sold $7.4 million of non-performing loans that were previously reported as Loans held for sale. We also sold an additional $3.8 million of non-performing loans in the second quarter, realizing $3.2 million upon sale, or 85% of book value. We have also received payment in full during July 2013 on $6.5 million of loans which were non-performing at June 30, 2013.

"Charge-offs for the second quarter of 2013 were primarily due to sales of delinquent loans and our continued practice of obtaining updated appraisals, and recording charge-offs based on these up-to-date values as opposed to adding to the allowance for loan losses. Net charge-offs in the second quarter were $2.2 million. As a result, we do not carry non-performing loans at more than 85% of their current appraised value. This process has ensured that we have kept pace with changing values in the real estate market. The average loan-to-value ratio for our non-performing loans, based upon current appraisals, was 55.7% at the end of the quarter.

"Net loans increased $85.6 million during the second quarter of 2013, as loan originations for the quarter totaled a record $251.7 million. Our loan pipeline at June 30, 2013 grew to $342.3 million from $211.4 million at December 31, 2012. We believe this will lead to loan growth during the third quarter of 2013. Our lending departments continue to emphasize full relationship banking with our borrowers. Originations were focused on multi-family and commercial business loans, which represented 53% and 28%, respectively, of loan originations during the second quarter of 2013. We generally obtain full banking relationships with these borrowers.

"Our net interest margin for the second quarter of 2013 was 3.49%, a decrease of five basis points from the first quarter of 2013, excluding the prepayment penalty on borrowings incurred in the first quarter. While we saw a decrease in our funding costs of seven basis points for the quarter, excluding the prepayment penalty on borrowings, the yield on interest-earning assets decreased 11 basis points, excluding prepayment penalty income on loans. In the current interest rate environment, new loans and securities are added at rates well below our portfolio average yield, and higher yielding loans and securities are prepaid. We also continued to experience higher than average activity in loans refinancing during the second quarter of 2013, which further reduced the yield on our loan portfolio.

"At June 30, 2013, the Bank continues to be well-capitalized under regulatory requirements, with Core, Tier 1 risk-based and Total risk-based capital ratios of 9.62%, 14.36% and 15.43%, respectively. The Company is also subject to the same regulatory requirements. At June 30, 2013, the Company's capital ratios for Core, Tier 1 risk-based and Total risk-based capital ratios were 9.76%, 14.58% and 15.66%, respectively.

"Banking regulators issued new proposed revisions to the capital regulations in July 2013, replacing the proposed capital regulations that were issued in June 2012. The regulators announced these capital regulations would be effective January 1, 2015 for bank holding companies and banks with less than $15 billion in total assets, such as our Company and Bank. Based on our preliminary assessment of these proposed regulations, the Company and the Bank each presently meet the fully phased in requirements of the proposed capital regulations to be considered well-capitalized."

Core earnings, a non-GAAP measure, which excludes the effects of net losses from fair value adjustments, net gains from the sale of securities, other-than-temporary impairment charges and penalties from the prepayment of long-term borrowings were $10.1 million for the three months ended June 30, 2013, an increase of $0.7 million, or 6.8%, from $9.4 million in the comparable prior year period. Core diluted earnings per common share, a non-GAAP measure, were $0.33 for the three months ended June 30, 2013, an increase of $0.02, or 6.5%, from the comparable prior year period.

Core earnings, a non-GAAP measure, for the six months ended June 30, 2013 were $16.7 million, while core diluted earnings per common share, a non-GAAP measure, were $0.55 for the six months ended June 30, 2013, each unchanged from the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP and Core Earnings."

Balance Sheet Restructuring

As previously announced, during the three months ended March 31, 2013, the Bank sold $68.5 million of mortgage-backed securities realizing a gain of $2.9 million, and prepaid $69.9 million of FHLB-NY advances scheduled to mature in 2014 incurring a prepayment penalty of $2.6 million. Based on market prepayment assumptions, the mortgage-backed securities sold were yielding 1.96%, while the advances prepaid were costing 3.21%. The mortgage-backed securities were replaced with securities yielding approximately 2.00% and were funded by a mixture of new FHLB-NY advances and deposits costing approximately 0.75%. This restructuring is expected to increase net interest income in future periods.

Loan Sales

During the six months ended June 30, 2013, the Bank continued to take an aggressive approach to reduce the level of non-performing loans. The Bank sold 54 non-performing loans for proceeds totaling $18.6 million, with charge-offs recorded at the time of sale totaling $4.4 million.

Earnings Summary - Three Months Ended June 30, 2013

Net income for the three months ended June 30, 2013 was $9.6 million, an increase of $1.0 million, or 11.5%, compared to $8.6 million for the three months ended June 30, 2012. Diluted earnings per common share were $0.32 for the three months ended June 30, 2013, an increase of $0.04, or 14.0%, from $0.28 for the three months ended June 30, 2012.

Return on average equity was 8.8% for the three months ended June 30, 2013 compared to 8.1% for the three months ended June 30, 2012. Return on average assets was 0.8% for both of the three months ended June 30, 2013 and 2012.

For the three months ended June 30, 2013, net interest income was $37.3 million, a decrease of $1.0 million, or 2.6%, from $38.3 million for the three months ended June 30, 2012. The decrease in net interest income was primarily attributable to an 18 basis point decrease in the net-interest spread to 3.36% for the three months ended June 30, 2013 from 3.54% for the three months ended June 30, 2012, partially offset by the effect of an increase of $120.8 million in the average balance of interest-earning assets to $4,276.8 million for the three months ended June 30, 2013 from $4,156.0 million for the comparable prior year period. The yield on interest-earning assets decreased 53 basis points to 4.70% for the three months ended June 30, 2013 from 5.23% for the three months ended June 30, 2012, while the cost of funds decreased 35 basis points to 1.34% for the three months ended June 30, 2013 from 1.69% for the comparable prior year period. The net interest margin decreased 19 basis points to 3.49% for the three months ended June 30, 2013 from 3.68% for the three months ended June 30, 2012. Excluding prepayment penalty income, the net interest margin would have decreased 20 basis points to 3.39% for the three months ended June 30, 2013 from 3.59% for the three months ended June 30, 2012.

The 53 basis point decline in the yield of interest-earning assets was primarily due to a 38 basis point reduction in the yield of the loan portfolio to 5.38% for the three months ended June 30, 2013 from 5.76% for the three months ended June 30, 2012, combined with a 73 basis point decline in the yield on total securities to 2.85% for the three months ended June 30, 2013 from 3.58% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $14.7 million decrease in the average balance of the higher yielding loan portfolio for the three months ended June 30, 2013 and a $116.1 million increase in the average balance of the lower yielding securities portfolio for the three months ended June 30, 2013. The 38 basis point decrease in the yield of the loan portfolio was primarily due to a decline in the rates earned on new loan originations, partially offset by an increase in prepayment penalty income during the three months ended June 30, 2013 compared to the three months ended June 30, 2012. The 73 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 33 basis points to 5.39% for the three months ended June 30, 2013 from 5.72% for the three months ended June 30, 2012.

The 35 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products and a shifting of deposit concentrations, as higher costing certificates of deposits average balance decreased $282.1 million to $1,144.0 million, while lower costing core deposits average balance increased $250.7 million to $1,798.5 million for the three months ended June 30, 2013. Additionally, the cost of borrowed funds decreased 81 basis points to 2.19% for the three months ended June 30, 2013 from 3.00% for the comparable prior year period. The decrease in the cost of borrowed funds was primarily due to maturing and new borrowings being replaced and obtained at lower rates. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 21 basis points, six basis points, one basis point and seven basis points, respectively, for the three months ended June 30, 2013 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 27 basis points to 1.10% for the three months ended June 30, 2013 from 1.37% for the three months ended June 30, 2012.

The net interest margin for the three months ended June 30, 2013 was 3.49%, an increase of 20 basis points from 3.29% for the three months ended March 31, 2013. The yield on interest-earning assets decreased 12 basis points during the three months ended June 30, 2013 to 4.70%, while the cost of interest-bearing liabilities decreased 34 basis points to 1.34%. Excluding prepayment penalty income and prepayment penalties on borrowings, the net interest margin decreased five basis points to 3.39% for the three months ended June 30, 2013 from 3.44% for the three months ended March 31, 2013.

A provision for loan losses of $3.5 million was recorded for the three months ended June 30, 2013, which was a decrease of $1.5 million, or 30.0%, from that recorded for the three months ended June 30, 2012. During the three months ended June 30, 2013, non-performing loans decreased $14.1 million to $73.9 million from $88.0 million at March 31, 2013. Net charge-offs for the three months ended June 30, 2013 totaled $2.2 million, or 27 basis points of average loans. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 55.7% at June 30, 2013. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. As a result of the quarterly analysis of the allowance for loans losses, it was deemed necessary to record a $3.5 million provision for possible loan losses for the three months ended June 30, 2013.

Non-interest income for the three months ended June 30, 2013 was $2.2 million, an increase of $1.1 million from $1.1 million for the three months ended June 30, 2012. The increase in non-interest income was primarily due to $0.3 million decrease in net losses from fair value adjustments and $0.3 million decrease in OTTI charges recorded on private issue collateralized mortgage obligations ("CMO") during the three months ended June 30, 2013 compared to the three months ended June 30, 2012. Additionally, increases were seen in bank owned life insurance ("BOLI") and loan fee income of $0.2 million each as compared to the three months ended June 30, 2012.

Non-interest expense was $20.2 million for the three months ended June 30, 2013, the same as that recorded for the three months ended June 30, 2012. An increase in salaries and benefits expense of $0.5 million for the three months ended June 30, 2013 compared to the three months ended June 30, 2012 was offset by decreases of $0.3 million and $0.2 million in FDIC deposit insurance and real estate owned/foreclosure expense, respectively. The efficiency ratio was 49.7% for the three months ended June 30, 2013 compared to 49.0% for the three months ended June 30, 2012.

Earnings Summary - Six Months Ended June 30, 2013

Net income for the six months ended June 30, 2013 was $16.4 million, an increase of $0.6 million, or 3.9%, compared to $15.8 million for the six months ended June 30, 2012. Diluted earnings per common share were $0.54 for the six months ended June 30, 2013, an increase of $0.02, or 4.0%, from $0.52 for the six months ended June 30, 2012.

Return on average equity was 7.5% for both of the six months ended June 30, 2013 and 2012. Return on average assets was 0.7% for both of the six months ended June 30, 2013 and 2012.

For the six months ended June 30, 2013, net interest income was $71.4 million, a decrease of $4.2 million, or 5.5%, from $75.6 million for the six months ended June 30, 2012. The decrease in net interest income was primarily attributable to the $2.6 million prepayment penalty recorded on borrowings during the six months ended June 30, 2013 from a balance sheet restructuring as discussed above under "Balance Sheet Restructuring".

Net interest income, excluding the prepayment penalty recorded on borrowings, was $74.0 million, a decrease of $1.6 million, or 2.1%, from $75.6 million for the six months ended June 30, 2012,. The decrease in net interest income was primarily attributable to a 15 basis point decrease in the net-interest spread to 3.39% for the six months ended June 30, 2013 from 3.54% for the six months ended June 30, 2012, partially offset by the effect of an increase of $107.0 million in the average balance of interest-earning assets to $4,216.2 million for the six months ended June 30, 2013 from $4,109.1 million for the comparable prior year period. The yield on interest-earning assets decreased 54 basis points to 4.76% for the six months ended June 30, 2013 from 5.30% for the six months ended June 30, 2012, while the cost of funds decreased 39 basis points to 1.37% for the six months ended June 30, 2013 from 1.76% for the comparable prior year period. The net interest margin decreased 17 basis points to 3.51% for the six months ended June 30, 2013 from 3.68% for the six months ended June 30, 2012. Excluding prepayment penalty income, the net interest margin would have decreased 19 basis points to 3.39% for the six months ended June 30, 2013 from 3.58% for the six months ended June 30, 2012.

The 54 basis point decline in the yield of interest-earning assets was primarily due to a 41 basis point reduction in the yield of the loan portfolio to 5.38% for the six months ended June 30, 2013 from 5.79% for the six months ended June 30, 2012, combined with a 73 basis point decline in the yield on total securities to 2.96% for the six months ended June 30, 2013 from 3.69% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $10.9 million decrease in the average balance of the higher yielding loan portfolio for the six months ended June 30, 2013 and a $111.3 million increase in the average balance of the lower yielding securities portfolio for the six months ended June 30, 2013. The 41 basis point decrease in the yield of the loan portfolio was primarily due to a decline in the rates earned on new loan originations. The 73 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio. The yield on the mortgage loan portfolio decreased 38 basis points to 5.52% for the six months ended June 30, 2013 from 5.90% for the six months ended June 30, 2012. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 41 basis points to 5.35% for the six months ended June 30, 2013 from 5.76% for the six months ended June 30, 2012.

The 39 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products and a shifting of deposit concentrations, as higher costing certificates of deposits average balance decreased $274.9 million to $1,185.3 million, while lower costing core deposits average balance increased $175.0 million to $1,706.3 million for the six months ended June 30, 2013. Additionally, the cost of borrowed funds decreased 107 basis points to 2.21% for the six months ended June 30, 2013 from 3.28% for the comparable prior year period. The decrease in the cost of borrowed funds was primarily due to maturing and new borrowings being replaced and obtained at lower rates. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 23 basis points, 13 basis points, five basis points and 11 basis points, respectively, for the six months ended June 30, 2013 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 28 basis points to 1.13% for the six months ended June 30, 2013 from 1.41% for the six months ended June 30, 2012.

A provision for loan losses of $9.5 million was recorded for the six months ended June 30, 2013, which was a decrease of $1.5 million from $11.0 million recorded in the six months ended June 30, 2012. During the six months ended June 30, 2013, non-performing loans decreased $16.0 million to $73.9 million from $89.8 million at December 31, 2012. Net charge-offs for the six months ended June 30, 2013 totaled $8.2 million, or 52 basis points of average loans. The current loan-to-value ratio for our non-performing loans collateralized by real estate was 55.7% at June 30, 2013. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. As a result of the quarterly analysis of the allowance for loans losses, it was deemed necessary to record a $9.5 million provision for possible loan losses for the six months ended June 30, 2013.

Non-interest income for the six months ended June 30, 2013 was $7.5 million, an increase of $4.6 million from $3.0 million for the six months ended June 30, 2012. The increase in non-interest income was primarily due to the $2.9 million gain from the sale of mortgage-backed securities during the three months ended March 31, 2013 as part of a balance sheet restructuring as discussed above under "Balance Sheet Restructuring". Non-interest income also improved due to a $0.6 million decrease in net losses from fair value adjustments and $0.3 million decrease in OTTI charges recorded on private issue CMOs during the six months ended June 30, 2013 compared to the six months ended June 30, 2012. Additionally, increases were seen in BOLI and loan fee income of $0.3 million each as compared to the six months ended June 30, 2012.

Non-interest expense was $42.6 million for the six months ended June 30, 2013, an increase of $0.9 million, or 2.1%, from $41.8 million for the six months ended June 30, 2012. The increase was primarily due to an increase of $1.7 million in salaries and benefits expense primarily due to annual salary increases and an increased pension and other postretirement expense. This increase was partially offset by decreases of $0.3 million and $0.2 million in FDIC insurance expense and real estate owned/foreclosure expense, respectively. The efficiency ratio was 53.2% for the three months ended June 30, 2013 compared to 51.2% for the three months ended June 30, 2012.

Balance Sheet Summary – At June 30, 2013

Total assets at June 30, 2013 were $4,599.2 million, an increase of $147.8 million, or 3.3%, from $4,451.4 million at December 31, 2012. Total loans, net increased $52.7 million during the six months ended June 30, 2013 to $3,255.7 million from $3,203.0 million at December 31, 2012. Loan originations and purchases were $373.1 million for the six months ended June 30, 2013, an increase of $90.7 million from $282.3 million for the six months ended June 30, 2012. During the six months ended June 30, 2013, we continued to focus on the origination of multi-family properties and business loans with a full relationship. Loan applications in process have continued to remain strong, totaling $342.3 million at June 30, 2013 compared to $211.4 million at December 31, 2012 and $277.3 million at June 30, 2012.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $0.5 million and $3.5 million for the six months ended June 30, 2013 and 2012, respectively. No loans were purchased during the three months ended June 30, 2013 and 2012.

	For the three months		For the six months
	ended June 30,		ended June 30,
(In thousands)	2013	2012	2013	2012
Multi-family residential	$ 132,292	$ 79,850	$ 175,217	$ 141,753
Commercial real estate	31,612	16,389	38,598	19,813
One-to-four family – mixed-use property	7,344	5,366	11,734	10,481
One-to-four family – residential	6,380	4,889	12,890	10,694
Co-operative apartments	1,695	1,626	3,762	1,626
Construction	1,788	570	1,788	570
Small Business Administration	210	67	378	333
Taxi Medallion	--	--	--	3,464
Commercial business and other	70,361	54,965	128,701	93,601
Total	$ 251,682	$ 163,722	$ 373,068	$ 282,335

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the three months ended June 30, 2013 had an average loan-to-value ratio of 36.1% and an average debt coverage ratio of 326%.

Non-accrual loans and charge-offs for impaired loans have declined, however they remain at elevated levels primarily due to the current economic environment. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans.

The Bank has also restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

	June 30,	March 31,	December 31,
(In thousands)	2013	2013	2012
Accrual Status:
Multi-family residential	$ 2,822	$ 2,816	$ 2,348
Commercial real estate	3,797	3,810	3,263
One-to-four family - mixed-use property	2,317	2,326	2,338
One-to-four family - residential	369	371	374
Construction	1,612	2,833	3,500
Commercial business and other	4,403	4,436	3,849

Total	15,320	16,592	15,672

Non-accrual status:
Commercial real estate	4,045	3,571	3,872
One-to-four family - mixed-use property	386	--	--
Total	4,431	3,571	3,872

Total performing troubled debt restructured	$ 19,751	$ 20,163	$ 19,544

During the six months ended June 30, 2013, six loans totaling $2.6 million were restructured and classified as TDR.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets at the periods indicated:

	June 30,	March 31,	December 31,
(In thousands)	2013	2013	2012
Loans 90 days or more past due and still accruing:
Multi-family residential	$ --	$ 1,073	$ --
One-to-four family - residential	15	--	--
Co-operative apartments	--	103	--
Commercial business and other	558	602	644
Total	573	1,778	644

Non-accrual loans:
Multi-family residential	19,273	21,261	16,486
Commercial real estate	12,676	14,554	15,640
One-to-four family - mixed-use property	11,272	16,029	18,280
One-to-four family - residential	12,158	13,686	13,726
Co-operative apartments	160	160	234
Construction	7,326	7,396	7,695
Small business administration	445	458	283
Commercial business and other	9,999	12,640	16,860
Total	73,309	86,184	89,204

Total non-performing loans	73,882	87,962	89,848

Other non-performing assets:
Real estate acquired through foreclosure	2,591	2,189	5,278
Investment securities	4,301	3,804	3,332
Total	6,892	5,993	8,610

Total non-performing assets	$ 80,774	$ 93,955	$ 98,458

Included in non-accrual loans were four loans totaling $10.1 million, five loans totaling $10.5 million and seven loans totaling $11.1 million which were restructured as TDR which were not performing in accordance with their restructured terms at June 30, 2013, March 31, 2013 and December 31, 2012, respectively.

Hurricane Sandy swept through the New York City Metropolitan area in late October 2012. This hurricane caused significant damage to numerous homes and businesses throughout the area. In working with its borrowers and depositors affected by this hurricane, the Bank had entered into payment agreements on 27 loans totaling $17.8 million. These agreements provided for partial payment deferrals, generally for 90 days, but several for up to six months. These agreements were intended to provide the borrowers the opportunity to fully assess any damage to the properties, apply for and receive insurance proceeds, and repair damages to the properties. Each borrower is required, commencing at the end of the deferral period, to begin making their regularly scheduled loan payments plus a portion of the deferred amounts. At June 30, 2013, 22 loans totaling $15.9 million remain under these agreements, of which $7.0 million are considered non-performing as we have placed them on non-accrual status until they begin repayments and reestablish a payment history. Four loans are now current as to all payments and one loan paid in full. As of June 30, 2013, the Bank has not incurred, and does not expect to incur, any losses related to these agreements.

The Bank's non-performing assets totaled $80.8 million at June 30, 2013, a decrease of $13.2 million from $94.0 million at March 31, 2013 and a decrease of $17.7 million from $98.5 million at December 31, 2012. Total non-performing assets as a percentage of total assets were 1.76% at June 30, 2013, 2.10% at March 31, 2013 and 2.21% at December 31, 2012. The ratio of allowance for loan losses to total non-performing loans was 43.8% at June 30, 2013, 35.3% at March 31, 2013 and 34.6% at December 31, 2012.

During the three months ended June 30, 2013, 28 loans totaling $7.0 million were added to non-performing loans, 16 loans totaling $3.8 million were returned to performing status, six loans totaling $1.2 million were paid in full, 38 loans totaling $10.2 million were sold, three loans totaling $2.1 million were transferred to other real estate owned, two loans totaling $0.9 million were modified as TDR and charge-offs of $1.5 million were recorded on non-performing loans that were non-performing at the beginning of the second quarter of 2013.

Non-performing investment securities include two pooled trust preferred securities for which we are not receiving payments. At June 30, 2013, these investment securities had a combined amortized cost and market value of $8.3 million and $4.3 million, respectively.

Performing loans delinquent 60 to 89 days were $7.0 million at June 30, 2013, an increase of $0.5 million from $6.5 million at March 31, 2013 and a decrease of $7.2 million from $13.7 million at December 31, 2012.  Performing loans delinquent 30 to 59 days were $46.7 million at June 30, 2013, a decrease of $5.8 million from $52.6 million at March 31, 2013 and a decrease of $8.6 million from $61.1 million at December 31, 2012.

The following table shows net loan charge-offs (recoveries) for the periods indicated:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(In thousands)	2013	2012	2013	2012
Multi-family residential	$ 1,207	$ 1,078	$ 2,684	$ 2,082
Commercial real estate	(160)	387	441	2,097
One-to-four family – mixed-use property	471	838	3,024	2,250
One-to-four family – residential	(75)	44	585	869
Co-operative apartments	(4)	1	70	43
Construction	70	2,207	304	2,441
Small Business Administration	103	138	277	242
Commercial business and other	560	26	864	421
Total net loan charge-offs	$ 2,172	$ 4,719	$ 8,249	$ 10,445

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans is internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, or for internally reviewed loans an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the six months ended June 30, 2013, we sold 54 delinquent loans and received net proceeds of $18.6 million, resulting in $4.4 million in net charge-offs, and sold one performing loan and received net proceeds of $2.4 million, resulting in a gain on sale of $0.2 million.

During the six months ended June 30, 2013, mortgage-backed securities increased $62.3 million, or 8.7%, to $782.4 million from $720.1 million at December 31, 2012. The increase in mortgage-backed securities during the six months ended June 30, 2013 was primarily due to purchases of $237.5 million, partially offset by sales and repayments of $68.5 million and $74.2 million, respectively. During the six months ended June 30, 2013, other securities increased $28.9 million, or 12.6%, to $258.3 million from $229.5 million at December 31, 2012. The increase in other securities during the six months ended June 30, 2013 was primarily due to purchases of $66.2 million, partially offset by $30.0 million in calls. Other securities primarily consist of securities issued by government agencies, mutual or bond funds that invest in government and government agency securities and corporate bonds.

Total liabilities were $4,176.5 million at June 30, 2013, an increase of $167.4 million, or 4.2%, from $4,009.1 million at December 31, 2012. During the six months ended June 30, 2013, due to depositors increased $47.1 million, or 1.6%, to $3,029.7 million as a result of a $135.2 million increase in core deposits partially offset by an $88.1 million decrease in certificates of deposit. Borrowed funds increased $110.8 million during the six months ended June 30, 2013. The increase in borrowed funds was primarily due to net increases of $69.9 million in long term borrowings and $38.0 million in short-term borrowings.

Total stockholders' equity decreased $19.6 million, or 4.4%, to $422.7 million at June 30, 2013 from $442.4 million at December 31, 2012. Stockholders' equity decreased primarily due to a decrease in comprehensive income of $19.2 million primarily due to a decline in the market value of the securities portfolio, the purchase of 806,092 shares of treasury stock at a cost of $12.6 million and the declaration and payment of a dividend of $0.26 per common share totaling $7.9 million, partially offset by net income of $16.2 million and $1.4 million due to the issuance of shares from the annual funding of certain employee retirement plans through the release of common shares from the Employee Benefit Trust. In addition, the exercise of stock options increased stockholders' equity by $0.3 million, including the income tax benefit realized. Book value per common share was $14.04 at June 30, 2013 compared to $14.39 at December 31, 2012. Tangible book value per common share was $13.52 at June 30, 2013 compared to $13.87 at December 31, 2012.

During the six months ended June 30, 2013, the Company repurchased 806,092 shares of the Company's common stock at an average cost of $15.64 per share. At June 30, 2013, 579,870 shares remain to be repurchased under the current stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back the net loss from fair value adjustments, OTTI charges and the penalty incurred from the prepayment of borrowings and by subtracting the net gain on sale of securities.

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2013	2012	2013	2013	2012

GAAP income before income taxes	$ 15,782	$ 14,156	$ 11,075	$ 26,857	$ 25,843

Net loss from fair value adjustments	308	562	123	431	1,010
Other-than-temporary impairment charges	503	776	--	503	776
Net gain on sale of securities	(18)	--	(2,858)	(2,876)	--
Penalty from prepayment of borrowings	--	--	2,579	2,579	--

Core income before taxes	16,575	15,494	10,919	27,494	27,629

Provision for income taxes for core income	6,501	6,106	4,251	10,752	10,860

Core net income	$ 10,074	$ 9,388	$ 6,668	$ 16,742	$ 16,769

GAAP diluted earnings per common share	$ 0.32	$ 0.28	$ 0.22	$ 0.52	$ 0.52

Net loss from fair value adjustments, net of tax	--	0.01	--	0.01	0.02
Other-than-temporary impairment charges, net of tax	0.01	0.01	--	0.01	0.01
Net gain on sale of securities, net of tax	--	--	(0.05)	(0.05)	--
Penalty from prepayment of borrowings, net of tax	--	--	0.05	0.05	--

Core diluted earnings per common share*	$ 0.33	$ 0.31	$ 0.22	$ 0.55	$ 0.55

* Core diluted earnings per common share may not foot due to rounding.

Reconciliation of GAAP and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes are not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses and OTTI charges. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented, the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses, the net loss from fair value adjustments, OTTI charges and the penalty incurred from the prepayment of borrowings; and by subtracting the net gain on sale of securities.

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,	June 30,
	2013	2012	2013	2013	2012

GAAP income before income taxes	$ 15,782	$ 14,156	$ 11,075	$ 26,857	$ 25,843

Provision for loan losses	3,500	5,000	6,000	9,500	11,000
Net loss from fair value adjustments	308	562	123	431	1,010
Other-than-temporary impairment charges	503	776		503	776
Net gain on sale of securities	(18)	--	(2,858)	(2,876)	--
Penalty from prepayment of borrowings	--	--	2,579	2,579	--

Core net income before the provision for loan losses and income taxes	$ 20,075	$ 20,494	$ 16,919	$ 36,994	$ 38,629

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Cash and due from banks	$ 42,196	$ 40,425
Securities available for sale:
Mortgage-backed securities	782,388	720,113
Other securities	258,335	229,453
Loans available for sale	335	5,313
Loans:
Multi-family residential	1,607,090	1,534,438
Commercial real estate	526,063	515,438
One-to-four family ― mixed-use property	605,254	637,353
One-to-four family ― residential	196,318	198,968
Co-operative apartments	9,335	6,303
Construction	11,450	14,381
Small Business Administration	8,565	9,496
Taxi medallion	5,114	9,922
Commercial business and other	306,897	295,076
Net unamortized premiums and unearned loan fees	12,016	12,746
Allowance for loan losses	(32,355)	(31,104)
Net loans	3,255,747	3,203,017
Interest and dividends receivable	17,380	17,917
Bank premises and equipment, net	21,380	22,500
Federal Home Loan Bank of New York stock	47,420	42,337
Bank owned life insurance	107,910	106,244
Goodwill	16,127	16,127
Core deposit intangible	234	468
Other assets	49,764	47,502
Total assets	$ 4,599,216	$ 4,451,416

LIABILITIES
Due to depositors:
Non-interest bearing	$ 173,953	$ 155,789
Interest-bearing:
Certificate of deposit accounts	1,165,157	1,253,229
Savings accounts	272,151	288,398
Money market accounts	197,123	148,618
NOW accounts	1,221,346	1,136,599
Total interest-bearing deposits	2,855,777	2,826,844
Mortgagors' escrow deposits	40,805	32,560
Borrowed funds	1,059,164	948,405
Other liabilities	46,792	45,453
Total liabilities	4,176,491	4,009,051

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at June 30, 2013 and December 31, 2012; 30,103,613 shares and 30,743,329 shares outstanding at June 30, 2013 and December 31, 2012, respectively)	315	315
Additional paid-in capital	200,278	198,314
Treasury stock (1,426,982 shares and 787,266 shares at June 30, 2013 and December 31, 2012, respectively)	(20,979)	(10,257)
Retained earnings	250,192	241,856
Accumulated other comprehensive (loss) income, net of taxes	(7,081)	12,137
Total stockholders' equity	422,725	442,365

Total liabilities and stockholders' equity	$ 4,599,216	$ 4,451,416

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2013	2012	2013	2012

Interest and dividend income
Interest and fees on loans	$ 42,861	$ 46,123	$ 85,801	$ 92,683
Interest and dividends on securities:
Interest	7,174	8,045	14,128	15,676
Dividends	236	205	411	412
Other interest income	24	11	41	28
Total interest and dividend income	50,295	54,384	100,381	108,799

Interest expense
Deposits	8,093	10,225	16,384	21,135
Other interest expense	4,906	5,872	12,555	12,032
Total interest expense	12,999	16,097	28,939	33,167

Net interest income	37,296	38,287	71,442	75,632
Provision for loan losses	3,500	5,000	9,500	11,000
Net interest income after provision for loan losses	33,796	33,287	61,942	64,632

Non-interest income (loss)
Other-than-temporary impairment ("OTTI") charge	(1,221)	(6,218)	(1,221)	(6,218)
Less: Non-credit portion of OTTI charge recorded in Other Comprehensive Income, before taxes	718	5,442	718	5,442
Net OTTI charge recognized in earnings	(503)	(776)	(503)	(776)
Loan fee income	817	634	1,425	1,100
Banking services fee income	411	409	843	864
Net gain on sale of securities	18	--	2,876	--
Net gain on sale of loans	152	39	143	39
Net loss from fair value adjustments	(308)	(562)	(431)	(1,010)
Federal Home Loan Bank of New York stock dividends	401	338	815	723
Bank owned life insurance	841	689	1,666	1,385
Other income	370	337	713	661
Total non-interest income	2,199	1,108	7,547	2,986

Non-interest expense
Salaries and employee benefits	10,961	10,457	23,194	21,498
Occupancy and equipment	1,856	1,918	3,716	3,848
Professional services	1,515	1,553	3,133	3,275
FDIC deposit insurance	786	1,087	1,777	2,104
Data processing	1,099	1,051	2,142	2,027
Depreciation and amortization	734	785	1,501	1,619
Other real estate owned/foreclosure expense	444	595	1,112	1,307
Other operating expenses	2,818	2,793	6,057	6,097
Total non-interest expense	20,213	20,239	42,632	41,775

Income before income taxes	15,782	14,156	26,857	25,843

Provision for income taxes
Federal	4,663	4,236	8,124	7,860
State and local	1,492	1,283	2,350	2,217
Total taxes	6,155	5,519	10,474	10,077

Net income	$ 9,627	$ 8,637	$ 16,383	$ 15,766

Basic earnings per common share	$ 0.32	$ 0.28	$ 0.54	$ 0.52
Diluted earnings per common share	$ 0.32	$ 0.28	$ 0.54	$ 0.52
Dividends per common share	$ 0.13	$ 0.13	$ 0.26	$ 0.26

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except share data)
(Unaudited)

	At or for the three months		At or for the six months
	ended June 30,		ended June 30,
	2013	2012	2013	2012
Per Share Data
Basic earnings per share	$ 0.32	$ 0.28	$ 0.54	$ 0.52
Diluted earnings per share	$ 0.32	$ 0.28	$ 0.54	$ 0.52
Average number of shares outstanding for:
Basic earnings per common share computation	30,213,053	30,472,378	30,329,721	30,433,980
Diluted earnings per common share computation	30,235,403	30,492,164	30,357,030	30,456,003
Book value per common share (1)	$14.04	$13.92	$14.04	$13.92
Tangible book value per common share (2)	$13.52	$13.40	$13.52	$13.40

Average Balances
Total loans, net	$ 3,189,403	$ 3,204,055	$ 3,188,072	$ 3,199,011
Total interest-earning assets	4,276,834	4,156,003	4,216,184	4,109,136
Total assets	4,537,245	4,398,521	4,482,262	4,347,923
Total due to depositors	2,942,463	2,973,896	2,891,605	2,991,493
Total interest-bearing liabilities	3,894,283	3,806,270	3,845,224	3,768,758
Stockholders' equity	438,108	424,880	439,770	422,181
Common stockholders' equity	438,108	424,880	439,770	422,181
Performance Ratios (3)
Return on average assets	0.85%	0.79%	0.73%	0.73%
Return on average equity	8.79	8.13	7.45	7.47
Yield on average interest-earning assets	4.70	5.23	4.76	5.30
Cost of average interest-bearing liabilities	1.34	1.69	1.51	1.76
Interest rate spread during period	3.36	3.54	3.25	3.54
Net interest margin	3.49	3.68	3.39	3.68
Non-interest expense to average assets	1.78	1.84	1.90	1.92
Efficiency ratio (4)	49.65	49.04	53.21	51.19
Average interest-earning assets to average interest-bearing liabilities	1.10X	1.09X	1.10X	1.09X

(1) Calculated by dividing common stockholders' equity of $422.7 million and $431.0 million at June 30, 2013 and 2012, respectively, by 30,103,613 and 30,949,332 shares outstanding at June 30, 2013 and 2012, respectively.
(2) Calculated by dividing tangible common stockholders' equity of $406.9 million and $414.9 million at June 30, 2013 and 2012, respectively, by 30,103,613 and 30,949,332 shares outstanding at June 30, 2013 and 2012, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill and core deposit intangible, net of deferred taxes).
(3) Ratios for the three and six months ended June 30, 2013 and 2012 are presented on an annualized basis.
(4) Calculated by dividing non-interest expense (excluding OREO expense and the net gain/loss from the sale of OREO) by the total of net interest income (excluding prepayment penalties paid on borrowings) and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges and net gains on the sale of securities).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the six	At or for the year
	months ended	ended
	June 30, 2013	December 31, 2012

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Financial Corporation): (1)
Core capital	9.76%	n/a%
Tier 1 risk-based capital	14.59	n/a
Total risk-based capital	15.66	n/a

Regulatory capital ratios (for Flushing Bank only):
Core capital (well capitalized = 5%)	9.62%	9.62%
Tier 1 risk-based capital (well capitalized = 6%)	14.36	14.38
Total risk-based capital (well capitalized = 10%)	15.44	15.43

Capital ratios:
Average equity to average assets	9.81%	9.83%
Equity to total assets	9.19	9.94
Tangible common equity to tangible assets	8.88	9.61

Asset quality:
Non-accrual loans	$ 73,309	$ 89,204
Non-performing loans	73,882	89,848
Non-performing assets	80,774	98,458
Net charge-offs	8,249	20,240

Asset quality ratios:
Non-performing loans to gross loans	2.26%	2.79%
Non-performing assets to total assets	1.76	2.21
Allowance for loan losses to gross loans	0.99	0.97
Allowance for loan losses to non-performing assets	40.06	31.59
Allowance for loan losses to non-performing loans	43.79	34.62

Full-service customer facilities	17	17

1. Flushing Financial Corporation became subject to regulatory capital requirements on March 1, 2013, when it converted to a bank holding company from a savings and loan holding company.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended June 30,
	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,883,200	39,816	5.52%	$ 2,910,023	42,541	5.85%
Other loans, net (1)	306,203	3,045	3.98	294,032	3,582	4.87
Total loans, net	3,189,403	42,861	5.38	3,204,055	46,123	5.76
Mortgage-backed securities	794,233	5,868	2.96	713,589	6,874	3.85
Other securities	243,983	1,542	2.53	208,544	1,376	2.64
Total securities	1,038,216	7,410	2.85	922,133	8,250	3.58

Interest-earning deposits and federal funds sold	49,215	24	0.20	29,815	11	0.15
Total interest-earning assets	4,276,834	50,295	4.70	4,156,003	54,384	5.23
Other assets	260,411			242,518
Total assets	$ 4,537,245			$ 4,398,521

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 276,570	128	0.19	$ 330,573	168	0.20
NOW accounts	1,337,479	1,789	0.54	1,035,245	1,589	0.61
Money market accounts	184,422	73	0.16	181,940	101	0.22
Certificate of deposit accounts	1,143,992	6,095	2.13	1,426,138	8,360	2.34
Total due to depositors	2,942,463	8,085	1.10	2,973,896	10,218	1.37
Mortgagors' escrow accounts	55,795	8	0.06	49,630	7	0.06
Total deposits	2,998,258	8,093	1.08	3,023,526	10,225	1.35
Borrowed funds	896,025	4,906	2.19	782,744	5,872	3.00
Total interest-bearing liabilities	3,894,283	12,999	1.34	3,806,270	16,097	1.69
Non interest-bearing deposits	164,327			132,569
Other liabilities	40,527			34,802
Total liabilities	4,099,137			3,973,641
Equity	438,108			424,880
Total liabilities and equity	$ 4,537,245			$ 4,398,521

Net interest income / net interest rate spread		$ 37,296	3.36%		$ 38,287	3.54%

Net interest-earning assets / net interest margin	$ 382,551		3.49%	$ 349,733		3.68%

Ratio of interest-earning assets to interest-bearing liabilities			1.10X			1.09X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.1 million and $0.7 million for the three months ended June 30, 2013 and 2012, respectively.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the six months ended June 30,
	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,882,614	79,563	5.52%	$ 2,908,422	85,738	5.90%
Other loans, net (1)	305,458	6,238	4.08	290,589	6,945	4.78
Total loans, net	3,188,072	85,801	5.38	3,199,011	92,683	5.79
Mortgage-backed securities	751,841	11,589	3.08	710,082	13,887	3.91
Other securities	232,148	2,950	2.54	162,651	2,201	2.71
Total securities	983,989	14,539	2.96	872,733	16,088	3.69
Interest-earning deposits and federal funds sold	44,123	41	0.19	37,392	28	0.15
Total interest-earning assets	4,216,184	100,381	4.76	4,109,136	108,799	5.30
Other assets	266,078			238,787
Total assets	$ 4,482,262			$ 4,347,923

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 280,753.00	263	0.19	$ 334,816	396	0.24
NOW accounts	1,261,541	3,371	0.53	1,008,010	3,239	0.64
Money market accounts	164,027	127	0.15	188,521	265	0.28
Certificate of deposit accounts	1,185,284	12,606	2.13	1,460,146	17,217	2.36
Total due to depositors	2,891,605	16,367	1.13	2,991,493	21,117	1.41
Mortgagors' escrow accounts	49,005	17	0.07	43,934	18	0.08
Total deposits	2,940,610	16,384	1.11	3,035,427	21,135	1.39
Borrowed funds	904,614	12,555	2.78	733,331	12,032	3.28
Total interest-bearing liabilities	3,845,224	28,939	1.51	3,768,758	33,167	1.76
Non interest-bearing deposits	156,386			122,529
Other liabilities	40,882			34,455
Total liabilities	4,042,492			3,925,742
Equity	439,770			422,181
Total liabilities and equity	$ 4,482,262			$ 4,347,923

Net interest income / net interest rate spread		$ 71,442	3.25%		$ 75,632	3.54%

Net interest-earning assets / net interest margin	$ 370,960		3.39%	$ 340,378		3.68%

Ratio of interest-earning assets to interest-bearing liabilities			1.10X			1.09X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.8 million and $1.3 million for the six months ended June 30, 2013 and 2012, respectively.
CONTACT: David W. Fry
         Executive Vice President, Treasurer
         and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400